EXHIBIT 99.2

PDS GAMING CORPORATION
ANNOUNCES UPDATE ON SHAREHOLDER COMPLAINTS

LAS VEGAS, NV – July 8, 2003 – PDS Gaming Corporation (NasdaqSC: PDSG) today announced that it has been named as a defendant in a purported class action lawsuit filed by a shareholder in District Court, Clark County, Nevada.  The complaint alleges that the members of the Company’s Board of Directors violated their fiduciary duties in approving a letter of intent with respect to a proposal submitted by a management group to acquire shares of common stock of the Company as announced in the Company’s press releases dated February 24, 2003 and February 26, 2003.

The Company believes the allegations are without merit and intends to vigorously defend the lawsuit.

This is the third such complaint against the Company relating to the proposed management acquisition.  Each of the two prior lawsuits was voluntarily dismissed by the respective plaintiffs in response to the Company’s motion to dismiss.

A special committee of the Company’s Board of Directors, consisting of its independent directors, and the management group continue to negotiate toward a definitive agreement.  The proposal is subject to, among other things, the execution of a definitive agreement, approval by a committee of the Company’s independent directors and by a majority of the Company’s shares not owned by the management group, the procuring of all necessary consents of the Company’s commercial lenders and the trustees under the indentures covering the Company’s outstanding debt securities, the securing of required approvals from all gaming regulatory agencies, the obtaining of the necessary financing, and the receipt by the Company of a favorable fairness opinion from an investment bank.

For additional information, please contact:

Peter Cleary

Interim Chief Financial Officer

PDS Gaming Corporation

6171 McLeod Drive

Las Vegas, NV  89120

(702) 736-0700

A PROXY SOLICITATION WITH RESPECT TO, OR TENDER OFFER FOR, THE OUTSTANDING SHARES OF PDS GAMING CORPORATION COMMON STOCK HAS NOT YET COMMENCED.  IF A PROXY SOLICITATION OR TENDER OFFER COMMENCES, EACH HOLDER OF COMMON STOCK OF PDS GAMING CORPORATION SHOULD READ THE PROXY STATEMENT OR TENDER OFFER STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER OR TENDER OFFER.  ONCE A FILING IS MADE, HOLDERS OF COMMON STOCK OF PDS GAMING CORPORATION CAN OBTAIN THE PROXY STATEMENT OR TENDER OFFER STATEMENT AND OTHER DOCUMENTS THAT ARE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT ITS WEB SITE AT HTTP://WWW.SEC.GOV.  HOLDERS OF COMMON STOCK OF PDS GAMING CORPORATION MAY ALSO OBTAIN COPIES OF THE PROXY STATEMENT OR TENDER OFFER STATEMENT AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FREE BY CONTACTING JOHAN P. FINLEY AT THE COMPANY WHEN THE DOCUMENTS BECOME AVAILABLE.

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